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                                                                    EXHIBIT 5-1

                      [MCN ENERGY GROUP INC. LETTERHEAD]

January 30, 1998



MCN Energy Group Inc.
500 Griswold Street
Detroit, Michigan  48226

Ladies and Gentlemen:

This opinion is rendered in connection with the Registration Statement on Form S-3 to be filed by MCN Energy Group Inc. ("MCN") and the Amended and Restated Direct Stock Purchase and Dividend Reinvestment Plan (the "Plan") with respect to the Common Stock, $.01 par value, of MCN offered in connection therewith.

I have served as counsel to MCN in connection with the filing referenced above. I have examined the Articles of Incorporation and the By-Laws of MCN and such other corporate records, documents and instruments and have made such investigations of law and fact as I have deemed necessary to render the opinions set forth below:

On the basis of the foregoing, I am of the opinion that:

        1. MCN is a corporation duly organized and validly existing under and pursuant to the laws of the State of Michigan.

        2. The shares of MCN Common Stock which are covered by the Registration Statement when sold will be legally issued by MCN, duly authorized, fully paid and nonassessable.

I hereby consent to the use and filing of this opinion as Exhibit 5-1 to the Registration Statement.

Very truly yours,



/s/ Daniel L. Schiffer